CONTACTS:
Inhibitex, Inc. Russell H. Plumb Chief Financial Officer (678) 746-1136 rplumb@inhibitex.com	Lilian Stern (Investors) Stern Investor Relations, Inc. (212) 362-1200 lilian@sternir.com	Kathryn Morris (Media) KMorrisPR (845) 635-9828 kathryn@kmorrispr.com

FOR IMMEDIATE RELEASE

INHIBITEX, INC. REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Company Also Reports Progress in Veronate and Aurexis Clinical Programs

ATLANTA, GA – November 4, 2004 — Inhibitex, Inc. (Nasdaq: INHX) today announced its financial results for the third quarter ended September 30, 2004 and reported on the status of, and updated its guidance for, its Veronate and Aurexis clinical development programs.

The Company’s net loss attributable to common stockholders in the third quarter of 2004 was $6.1 million, as compared to $7.6 million for the same quarter last year. The decrease in 2004 was principally due to the elimination of $1.5 million in charges associated with dividends and accretion to redemption value of redeemable preferred stock, which was converted into common stock upon completion of the Company’s initial public offering in June 2004. For the nine-month period ended September 30, 2004, net loss attributable to common stockholders was $20.5 million, as compared to $21.6 million for the comparable period in 2003. At September 30, 2004, the Company held cash, cash equivalents and short-term investments of approximately $45.2 million.

Basic and diluted net loss per share attributable to common stockholders was $0.33 for the third quarter of 2004, as compared to $14.35 for the same quarter in 2003. Basic and diluted net loss per share attributable to common stockholders was $2.60 for the nine months ended September 30, 2004, as compared to $41.10 for the comparable period in 2003. The significant reduction in net loss per share attributable to common stockholders in 2004 as compared to 2003 for the three-month and nine-month periods ended September 30, 2004 was due primarily to a sizable increase in the number of weighted-average shares of common stock outstanding in 2004 as a result of the shares issued in connection with the Company’s initial public offering in June and the conversion of all its preferred stock, and accrued dividends thereon, into common stock upon the closing of that offering.

Revenue in the third quarter of 2004 was $162,500 as compared to $183,000 in the same quarter in 2003. For the nine months ended September 30, 2004, revenue was $488,000, as compared to $633,000 in the comparable period in 2003. The decrease in revenue in 2004 for both the three-month and nine-month periods ended September 30, 2004 was the result of a reduction in ongoing collaborative research and development support fees.

Research and development expenses for the quarter ended September 30, 2004 were $5.2 million, as compared to $5.1 million during the same quarter in 2003. For the nine months ended September 30, 2004, research and development expenses were $15.3 million as compared to $13.9 million in the comparable period in 2003. The increase in 2004 primarily reflects costs associated with additional salaries and benefits, higher clinical trial costs, increased expenditures for purchases of raw material used to manufacture clinical trial material for Veronate and additional legal fees associated with obtaining and protecting intellectual property and patents.

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General and administrative expenses increased slightly to $1.1 million in the third quarter of 2004 as compared to $1.0 million in the same quarter in 2003. For the nine months ended September 30, 2004, general and administrative expenses were $2.7 million as compared to $3.6 million during the comparable period in 2003. This decrease in 2004 was due primarily to significantly lower litigation-related legal fees in 2004 as compared to 2003.

“Over the past quarter we have made considerable progress on a number of fronts, particularly in our clinical development and regulatory initiatives,” stated William D. Johnston, Ph.D., president and chief executive officer of Inhibitex. “Our Veronate program has generated significant interest from the neonatology community, which is resulting in strong participation for our Phase III trial in both the United States and Canada. We believe we are tracking well against our goal of completing enrollment in this trial near the end of 2005. We are also making sound progress in our clinical program for Aurexis. As we reported earlier this week, we expect to be in a position to complete enrollment in our ongoing Phase II trial in patients with Staphylococcus aureus (S. aureus) bloodstream infections near year-end and report the related data early in the second quarter of 2005. We also anticipate expanding our experience with Aurexis through the initiation of a clinical trial in patients with end stage renal disease this month.”

Third Quarter Highlights and Recent Developments

w Veronate

Inhibitex continues to qualify and initiate clinical sites for its Phase III trial of Veronate for the prevention of hospital-associated infections in very low birth weight, or VLBW, infants. The Company plans to ultimately conduct the trial at between 80-100 sites in the United States, Canada and possibly Europe. The Company has qualified and initiated 66 sites, 56 of which have enrolled at least one patient.

In September, Inhibitex received approval from Health Canada to conduct its Phase III clinical trial for Veronate at neonatal intensive care units in Canada. The Company anticipates qualifying and initiating sites within Canada during the first quarter of 2005.

Last week, the Company presented the full results and additional analyses of its Phase II clinical trial of Veronate at the 11th annual International Symposium on Staphylococci and Staphylococcal Infections (ISSSI) held in Charleston, South Carolina. The results of the trial, which was completed earlier this year, indicate that Veronate was well-tolerated at all three dose levels studied and, as disclosed by the Company earlier this year, infants that received Veronate at a dose of 750 mg/kg experienced substantially fewer infections due to S. aureus and Candida and a reduction in the rate of all-cause mortality, compared to those that received placebo. In additional analyses, a dose-dependent delay in the onset of these infections across the treatment groups was also observed.

w Aurexis

Earlier this week at the 44th annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) held in Washington, DC, the Company provided an update on its Aurexis clinical program and presented data from its pre-clinical studies and Phase I clinical trial Aurexis.

The Company reported it has enrolled 51 patients in its ongoing 60-patient Phase II trial and anticipates that full enrollment in the Phase II trial will be completed near year-end. Data from the trial is expected to be available early in the second quarter of 2005. The Company also indicated that it expects to commence an 8-patient Phase I clinical trial in end-stage renal disease patients on hemodialysis this month.

After 40 patients were enrolled in the Company’s Phase II trial, a Data Safety Monitoring Board met in October to review available data from the trial and based upon that review, notified the Company that it had unanimously agreed that the trial should proceed as scheduled.

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In September, Inhibitex was granted Fast Track designation for Aurexis. Fast Track designation is provided by the FDA to facilitate the development and possibly the expeditious review and/or approval of new investigational drugs that demonstrate the potential to address unmet medical needs.

w Dyax Agreement

In October, Inhibitex entered into an agreement with Dyax Corp. to collaborate on the discovery, development, and commercialization of fully human monoclonal antibodies against MSCRAMM proteins on enterococci. Under the terms of the agreement, Inhibitex and Dyax will jointly develop product candidates that may be identified during the collaboration and will share in the development and commercialization costs and profits related to any resulting product candidates.

w Settlement with Auxeris Therapeutics, Inc.

In July, Inhibitex reached a settlement with Auxeris Therapeutics, Inc. whereby Auxeris agreed, no later than November 30, 2004, to cease using the word “Auxeris” in any trademark or service mark; any company, trade or domain name; or in any product name, advertisements, promotional or any collateral materials worldwide. In December 2003, Inhibitex filed a Notice of Opposition before the United States Patent and Trademark Office opposing the applications of Auxeris Therapeutics, Inc. to register Auxeris as a trademark.

w Exercise of Over-allotment Option

In July, the Company received an additional $3.4 million in net proceeds in connection with the underwriters’ exercise of their over-allotment option for the purchase of 527,000 shares at $7.00 per share. This option was granted to the underwriters of the Company’s initial public offering, which closed in June.

2004 Financial Guidance

Financial guidance involves a high level of uncertainty and is subject to numerous assumptions and factors. These factors include, but are not limited to, the variability, timing and costs associated with conducting clinical trials and the enrollment rates in such trials, the results of these clinical trials, the funding requirements of preclinical research programs, the cost of filing, prosecuting and enforcing patents or other intellectual property rights, the level of general and administrative expenses needed to develop a corporate infrastructure to support the Company’s business strategy and the potential that the Company may enter into new licensing agreements or strategic collaborations in the future. The Company currently believes that its financial results for the fiscal year ending December 31, 2004 will reflect the following:

w Total revenue from existing agreements and grants of approximately $600,000 to $700,000;

w Total operating expenses of approximately $26 million to $28 million; and

w Cash, cash equivalents and short-term investments in the amount of approximately $35 million to $37 million at December 31, 2004.

Conference Call and Webcast Information

William D. Johnston, Ph.D., President and CEO, and other members of Inhibitex’s senior management team will review third quarter results via a webcast and conference call today at 8:30 a.m., Eastern Time. To access the call, please dial 800-967-7135 (domestic) or 719-457-2626 (international) five minutes prior to the start time, and provide the passcode 989625. A replay of the call will be available from 11:30 am EST on November 4, 2004 until 11:59 pm EST on November 11, 2004. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), and provide the passcode 989625.

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A live audio webcast of the call will also be available on the “Investors” section of the Company’s website, www.inhibitex.com. An archived webcast will be available on the Inhibitex website approximately two hours after the event for a period of thirty (30) days.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. The Company’s most advanced product candidates are Veronate and Aurexis, both of which the Company has retained all world-wide rights to. Both Veronate and Aurexis have been granted Fast Track designation by the FDA. The Company’s preclinical programs include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding: the Company’s strategy; the length of time expected to complete enrollment in its ongoing clinical trials for Veronate and Aurexis and obtain data from its Phase II Aurexis clinical trial; the number and geographic location of clinical sites that may be initiated or utilized in its clinical trials; the potential initiation of additional clinical trials for Aurexis; the benefits that Fast Track designation is intended to provide; the potential to develop product candidates through its collaboration with Dyax Corp.; and projected revenues, costs, expenses and cash balances are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to: the cost and time to qualify and initiate clinical trial sites and for investigators at such sites to enroll patients in the Company’s ongoing clinical trials; the ability to successfully develop current and future product candidates either independently or in collaboration with its business partners; the use of third-party contract clinical research organizations, raw material suppliers and manufacturers, who may not fulfill their contractual obligations or otherwise perform satisfactorily in the future; maintaining sufficient quantities of clinical trial materials on hand to complete its clinical trials; the inability to obtain regulatory approval to continue its clinical trials or market its product candidates; obtaining, maintaining and protecting the intellectual property incorporated into its product candidates; maintaining expenses, revenues and other cash expenditures substantially in line with budgeted or anticipated amounts; the Company’s ability to obtain additional funding to support its business activities and other cautionary statements contained elsewhere herein, in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and in risk factors described in or referred to in greater detail in the “Risk Factors” section of the Company’s prospectus, which forms part of its registration statement on Form S-1, which, as amended, was declared effective by the Securities and Exchange Commission or SEC on June 3, 2004. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this Quarterly Report on Form 10-Q.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this Form 10-Q, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex®, MSCRAMM®, Veronate®, and Aurexis® are registered trademarks of Inhibitex, Inc.

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INHIBITEX, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$24,537,986	$26,649,150
Short-term investments	20,702,120	1,498,980
Prepaid expenses and other current assets	776,207	569,667
Accounts receivable	20,453	308,924

Total current assets	46,036,766	29,026,721
Property and equipment, net	1,699,710	1,635,544

Total assets	$47,736,476	$30,662,265

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$966,350	$1,385,972
Accrued expenses	1,580,693	1,700,539
Current portion of notes payable	876,479	889,523
Current portion of capital lease obligations	347,814	330,408
Current portion of deferred revenue	191,667	191,667
Other current liabilities	1,000,000	1,000,000

Total current liabilities	4,963,003	5,498,109
Long-term liabilities:
Notes payable, net of current portion	705,710	1,363,351
Capital lease obligations, net of current portion	388,991	431,853
Deferred revenue, net of current portion	874,998	987,498

Total long-term liabilities	1,969,699	2,782,702
Redeemable convertible preferred stock	—	89,542,242
Preferred stock warrants	—	6,065,467
Stockholders’ equity (deficit):
Series A convertible preferred stock	—	216
Preferred Stock, $.001 par value; 5,000,000 shares authorized at September 30, 2004; none issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 and 43,100,000 shares authorized at September 30, 2004 and December 31, 2003, respectively; 18,314,579 and 536,066 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	18,315	536
Common stock warrants	6,113,749	—
Additional paid-in capital	130,812,197	1,797,798
Deferred stock compensation	(1,393,288)	(804,310)
Deficit accumulated during the development stage	(94,747,199)	(74,220,495)

Total stockholders’ equity (deficit)	40,803,774	(73,226,255)

Total liabilities, redeemable convertible preferred stock and warrants and stockholders’ equity (deficit)	$47,736,476	$30,662,265

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INHIBITEX, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

					Period from
					Inception
	Three Months Ended		Nine Months Ended		(May 13, 1994)
	September 30,		September 30,		Through
					September 30,
	2004	2003	2004	2003	2004
Revenue:
License fees and milestones	$37,500	$37,500	$112,500	$112,500	$975,000
Collaborative research and development	125,000	145,833	375,000	520,833	2,374,455
Grant revenue	—	—	—	—	300,000

Total revenue	162,500	183,333	487,500	633,333	3,649,455
Operating expense:
Research and development	5,202,291	5,134,301	15,302,048	13,912,767	67,841,039
General and administrative	1,063,897	1,047,227	2,725,346	3,612,689	14,907,122
Amortization of deferred stock compensation	124,188	57,108	349,101	115,357	525,336

Total operating expense	6,390,376	6,238,636	18,376,495	17,640,813	83,273,497

Loss from operations	(6,227,876)	(6,055,303)	(17,888,995)	(17,007,480)	(79,624,042)
Other income, net	24,118	8,395	38,169	25,302	637,527
Interest income (expense), net	133,878	(7,452)	147,282	74,594	621,379

Net loss	(6,069,880)	(6,054,360)	(17,703,544)	(16,907,584)	(78,365,136)
Dividends and accretion to redemption value of redeemable preferred stock	—	(1,548,423)	(2,823,160)	(4,645,268)	(16,382,063)

Net loss attributable to common stockholders	$(6,069,880)	$(7,602,783)	$(20,526,704)	$(21,552,852)	$(94,747,199)

Basic and diluted net loss attributable to common stockholders per share	$(0.33)	$(14.35)	$(2.60)	$(41.10)

Weighted average shares used to compute basic and diluted net loss attributable to common stockholders per share	18,268,314	529,921	7,883,424	524,432

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